     As filed with the Securities and Exchange Commission on July 24, 1997

                         Registration No. 333-25511-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       to

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   WABAN INC.
             (Exact name of registrant as specified in its charter)

                            ------------------------

         Delaware                                              33-0109661
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)

                            ------------------------
                                One Mercer Road
                                Natick, MA 01760
                                 (508) 651-6500
               (Address Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                            ------------------------
                               Herbert J. Zarkin
                     President and Chief Executive Officer
                                   WABAN INC.
                                One Mercer Road
                                Natick, MA 01760
                                 (508) 651-6500
                (Name, Address Including Zip Code and Telephone
               Number, Including Area Code, of Agent for Service)
                                    Copy to:
                              Mark G. Borden, Esq.
                               HALE AND DORR LLP
                                60 State Street
                          Boston, Massachusetts 02109
                           Telephone:  (617) 526-6000
                           Telecopy:   (617) 526-5000
                            ------------------------

          Date of commencement of sale to the public: June 6, 1997

          If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form S-3 is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form S-3 is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

          If delivery of the Form S-3 prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
================================================================================

          Pursuant to a Registration Statement on Form S-3 (File No. 333-25511-01) filed with the Securities and Exchange Commission on April 18, 1997 (as amended, the "Registration Statement"), Waban Inc., a Delaware corporation (the "Company"), registered under the Securities Act of 1933, as amended (the "Act"), a total of 4,321,171 shares of common stock, $.01 par value per share, of the Company (the "Registered Shares"). The Registered Shares were issuable upon conversion of the Company's 6.5% Convertible Subordinated Debentures due July 1, 2002 (the "Convertible Debentures"). The number of Registered Shares was based on the principal amount of Notes outstanding as of the date of filing ($106,949,000).

          On June 6, 1997, at which time $106,934,000 principal amount of Convertible Debentures were outstanding, the Company called the Convertible Debentures for redemption. As of 6:00 p.m., Eastern time, on June 26, 1997, the expiration time of the privilege to convert the Convertible Debentures, $106,712,000 of such $106,934,000 outstanding principal amount had been submitted for conversion. Consequently, at the conversion price of $24.75 per Registered Share (equivalent to a conversion rate of 40.404 Registered Shares for each $1,000 principal amount of Convertible Debentures), the Company issued 4,311,525 Registered Shares to the holders of Convertible Debentures submitted for conversion.

          This Post Effective Amendment No. 1 to the Registration Statement is being filed solely for the purpose of deregistering the 9,646 Registered Shares not issued (i) because Convertible Debentures were converted prior to the call for redemption in reliance on the exemption from registration provided by
Section 3(a)(9) of the Act, (ii) because Convertible Debentures were redeemed for cash or (iii) as a result of the payment of cash in lieu of fractional shares upon conversion of Convertible Debentures.

          Pursuant to Rule 478 promulgated under the Act, the Company has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereto duly authorized, in the Town of Natick, Commonwealth of Massachusetts, on this 24th day of July, 1997.

                                 WABAN INC.



                                 By: /s/ Edward J. Weisberger
                                     -----------------------------
                                     Edward J. Weisberger
                                     Senior Vice President and
                                     Chief Financial Officer